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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
_______________________________________________________________________________
1.  Name and Address of Reporting Person*

     NEUMANN                  ANTHONY
-------------------------------------------------------------------------------
    (Last)                     (First)                         (Middle)

     C/O BRILLIANT DIGITAL ENTERTAINMENT, INC.
     6355 TOPANGA CANYON BOULEVARD, SUITE 120
------------------------------------------------------------------------------
                                    (Street)

     WOODLAND HILLS             CA                                 91367
-------------------------------------------------------------------------------
     (City)                   (State)                              (Zip)

_______________________________________________________________________________
2.  Date of Event Requiring Statement (Month/Day/Year)

     DECEMBER 11, 2000
_______________________________________________________________________________
3.  IRS Identification Number of Reporting Person, if an Entity (Voluntary)

_______________________________________________________________________________
4.  Issuer Name and Ticker or Trading Symbol

     BRILLIANT DIGITAL ENTERTAINMENT, INC. (AMEX:  BDE)
_______________________________________________________________________________
5.  Relationship of Reporting Person to Issuer (Check all applicable)

     [ ] Director                       [ ] 10% Owner
     [X] Officer (give title below)     [ ] Other (specify below)

          VICE PRESIDENT, BUSINESS DEVELOPMENT
_______________________________________________________________________________
6.  If Amendment, Date of Original (Month/Day/Year)


_______________________________________________________________________________
7.  Individual or Joint/Group Filing (Check Applicable Line)

     [X] Form Filed by One Reporting Person
     [ ] Form Filed by More than one Reporting Person
_______________________________________________________________________________

           TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------
                          2.                3.
                          Amount of         Ownership
                          Securities        Form:             4.
1.                        Beneficially      Direct (D) or     Nature of Indirect
Title of Security         Owned             Indirect (I)      Beneficial Ownership
(Instr. 4)                (Instr. 4)        (Instr. 5)        (Instr. 5)
-----------------------------------------------------------------------------------------------
COMMON STOCK              25,000            I                 BY TRUST
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                 SEC 1472 (3-99)

--------------------------------------------------------------------------------
        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
                CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------

                  2.                     3.
                  Date                   Title and Amount
                  Exercisable and        of Securities Underlying                     5.
                  Expiration Date        Derivative Security           4.             Ownership Form
1.                (month/day/year)       (Instr. 4)                    Conversion     of Derivative
Title of          ----------------       --------------------------    or Exercise    Securities          6.
Derivative        Date     Expira-                        Amount or    Price of       Direct (D) or       Nature of Indirect
Security          Exer-    tion                           Number of    Derivative     Indirect (I)        Beneficial Ownership
(Instr. 4)        cisable  Date          Title            Shares       Security       (Instr. 5)          (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION      (1)      1/1/07        COMMON STOCK     20,000       $1.50          D
(RIGHT TO BUY)
-----------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION      (2)      4/1/08        COMMON STOCK     20,000       $1.50          D
(RIGHT TO BUY)
-----------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION      (3)      5/4/09        COMMON STOCK      3,700       $4.125         D
(RIGHT TO BUY)
-----------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION      (4)      10/11/09      COMMON STOCK     26,300       $2.93          D
(RIGHT TO BUY)
-----------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION      (5)      2/28/10       COMMON STOCK     20,000       $5.938         D
(RIGHT TO BUY)
===================================================================================================================================

Explanation of Responses:

(1)  All of the shares currently are vested.
(2) 10,000 shares currently are vested; 5,000 shares will vest on each of January 1, 2001 and January 1, 2002.
(3) 1,850 shares currently are vested; 925 shares will vest on each of January 1, 2001 and January 1, 2002.
(4) 6,575 shares currently are vested; 6,575 shares will vest on each of January 1, 2001, January 1, 2002 and January 1, 2003.
(5) 5,000 shares will vest on each of January 1, 2001, January 1, 2002, January 1, 2003 and January 1, 2004.


                  /S/ ANTHONY NEUMANN                         12/8/00
             --------------------------------------       ---------------------
                **Signature of Reporting Person                   Date

     * If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number

                                   Page 2
                                                                 SEC 1473 (3-99)